EXHIBIT 10.38

[On Cadiz Inc. Letterhead]

ACCEPTANCE LETTER

CADIZ INC. 550 South Hope Street, Suite 2850 Los Angeles, CA 90071

Gentlemen:

This letter will confirm my acceptance of the position of Chief Executive Officer of Cadiz Inc. (the “Company”) effective on February 1, 2013.

I acknowledge and agree that my agreement to serve as CEO of the Company, and the performance of my duties as CEO, shall be in addition to and not in lieu of any services which I may provide to the Company on behalf of the law firm of Brownstein Hyatt Farber and Schreck pursuant to the terms of that certain amended and revised Letter Agreement being executed concurrently herewith.

I further acknowledge and agree that in consideration of my agreement to serve as CEO of the Company the Company shall pay directly to me a fee of $25,000 per month, to be payable in such periodic increments as we may agree from time to time.

I further acknowledge that the terms of this Acceptance Letter may be required to be disclosed in, or filed as an exhibit to, the Company’s annual proxy statement or other reports filed publicly with the U.S. Securities and Exchange Commission (“SEC”).  I further acknowledge and agree that it is my responsibility to ensure that I comply with any disclosure and reporting requirements of the SEC related to my ownership in the Company.

If the foregoing accurately describes our arrangement, please sign, date and return to me a countersigned copy of this letter, whereupon my appointment shall be effective as of the date set forth below.

Very Truly Yours /s/ Scott S. Slater Scott S. Slater

ACKNOWLEDGED AND AGREED TO:

CADIZ INC., a Delaware corporation

By:  /s/ Keith Brackpool
        Keith Brackpool
        Chief Executive Officer

Date:  January 10, 2013